UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2014

ARIAD Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36172	22-3106987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 494-0400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Rule 144A Offering (Purchase Agreement and Indenture)

On June 12, 2014, ARIAD Pharmaceuticals, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $200 million aggregate principal amount of 3.625% Convertible Senior Notes due 2019 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (the “Rule 144A Offering”). In addition, the Company granted the Initial Purchasers a 30-day option to purchase up to an additional $30.0 million aggregate principal amount of the Notes on the same terms and conditions.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities. The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, and this subsequent information may or may not be fully reflected in the Company’s public disclosure. The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On June 17, 2014, the Company completed the sale of $200 million aggregate principal amount of the Notes in the Rule 144A Offering. In connection with the sale of the Notes, the Company entered into an indenture by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Indenture”) and issued the Notes pursuant thereto. The Notes bear interest at a rate of 3.625% per year, payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2014. The Notes will mature on June 15, 2019, unless earlier repurchased or converted.

The initial conversion rate is 107.5095 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $9.30 per share). The initial conversion price represents a conversion premium of 32.5% over the closing price of ARIAD’s common stock of $7.02 per share on June 11, 2014, as reported on The NASDAQ Global Select Market. The conversion rate will be subject to adjustment if certain events occur, but will not be adjusted for any accrued and unpaid interest. In addition, following the occurrence of a “make-whole fundamental change” (as defined in the Indenture), the conversion rate for a holder who elects to convert its Notes in connection with such make-whole fundamental change will increase in certain circumstances.

Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding December 15, 2018 only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on December 31, 2014 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•	during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the applicable conversion rate on each such trading day; or

•	upon the occurrence of certain corporate events as specified in the Indenture.

In addition, holders may also convert their Notes at their option at any time beginning on December 15, 2018 until the close of business on the second scheduled trading day immediately preceding the maturity date, regardless of the foregoing circumstances. Upon conversion, the Company will satisfy its conversion obligation by paying or delivering, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election, as described in the Indenture.

If the Company undergoes a fundamental change (as defined in the Indenture), subject to certain conditions, holders may require the Company to repurchase for cash all or part of their Notes at a purchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The Company may not redeem the Notes prior to their stated maturity, and no sinking fund is provided for the Notes.

The Notes are the Company’s senior unsecured obligations and will rank: senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of the Company’s indebtedness that is not so subordinated; and effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness. The Company’s operations outside of the United States are conducted through its subsidiaries. The Notes will not be guaranteed by any of the Company’s existing or future subsidiaries. The Company’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. The Notes will effectively rank junior in right of payment to all existing and future debt and other liabilities (including trade payables) of the Company’s subsidiaries. The Company’s right to receive any assets of any of its subsidiaries upon their bankruptcy, liquidation or reorganization, and, therefore, the right of the holders of Notes to participate in those assets, will be subject to prior claims of creditors of the subsidiary, including trade creditors, and such subsidiary may not have sufficient assets remaining to make any payments to the Company as a shareholder or otherwise.

The following events are considered “events of default,” which may result in the acceleration of the maturity of the Notes:

(1)	the Company defaults in any payment of interest on any Note when due and payable and the default continues for a period of 30 days;

(2)	the Company defaults in the payment of principal of any Note when due and payable at its stated maturity, upon any required repurchase, redemption, declaration of acceleration or otherwise;

(3)	failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for a period of three business days;

(4)	failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;

(5)	failure by the Company to give a fundamental change notice or notice of a specified corporate transaction (as described in the Indenture) when due with respect to the Notes;

(6)	failure by the Company to comply with any of its other agreements contained in the Notes or Indenture for a period 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received;

(7)	default by the Company or any of its significant subsidiaries (as defined in the Indenture) with respect to any mortgage, agreement or other instrument for indebtedness in excess of $25 million (or its foreign currency equivalent) in the aggregate (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such debt when due and payable (after any applicable cure period) at its stated maturity, upon required purchase, upon declaration of acceleration or otherwise, and such acceleration shall not have been rescinded or annulled or such failure to pay shall not have been cured, as the case may be, within 30 days after written notice of such acceleration or such failure to pay, as the case may be, has been received by the Company or such subsidiary;

(8)	a final judgment for the payment of $25 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) is rendered against the Company or any of its subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(9)	certain events of bankruptcy, insolvency, or reorganization of the Company or any of its significant subsidiaries (as defined in the Indenture).

If an event of default occurs and is continuing, the trustee by notice to the Company, or the registered holders of at least 25% in principal amount of the outstanding Notes, by written notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and any accrued and unpaid interest will be due and payable immediately. However, upon an event of default described in clause (9) above with respect to the Company (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of the Company), 100% of the aggregate principal amount and accrued and unpaid interest will automatically be due and payable immediately.

The foregoing is a summary of the Notes and terms of the Indenture and is qualified in its entirety by reference to the text of the Indenture, which is included as Exhibit 4.1 hereto and is incorporated herein by reference.

Convertible Note Hedge Transaction and Warrant Transaction

In connection with the pricing of the Notes, on June 12, 2014 the Company entered into a convertible note hedge transaction (the “Convertible Note Hedge Transaction”) with JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan Securities LLC (the “Option Counterparty”). The Company will pay an aggregate amount of approximately $43.2 million to the Option Counterparty for the Convertible Note Hedge Transaction. The Convertible Note Hedge Transaction covers, subject to anti-dilution adjustments substantially similar to those applicable to the Notes, approximately 21,501,900 shares of the Company’s common stock, which is the same number of shares underlying the Notes. The strike price of the Convertible Note Hedge Transaction is approximately $9.30, which corresponds to the initial conversion price of the Notes and is exercisable upon conversion of the Notes. The Convertible Note Hedge Transaction will expire upon the maturity of the Notes, unless earlier settled or terminated.

The Convertible Note Hedge Transaction is expected generally to reduce the potential dilution to the Company’s common stock upon any conversion of Notes and/or offset any cash payments the Company may be required to make in excess of the principal amount of converted Notes, in each case, in the event that the market price per share of the Company’s common stock, as measured under the terms of the Convertible Note Hedge Transaction, is greater than the strike price of the Convertible Note Hedge Transaction.

In addition, in order to partially offset the cost of the Convertible Note Hedge Transaction, the Company issued warrants (the “Warrants”) to the Option Counterparty at a higher strike price than the conversion price of the Notes (the “Warrant Transaction”). Pursuant to the Warrant Transaction, the Company sold to the Option Counterparty Warrants to acquire, subject to customary anti-dilution adjustments and the net share settlement and cash settlement provisions under the Warrants, approximately 21,501,900 shares of the Company’s common stock at an initial strike price of $12.00 per share. The Company will receive aggregate proceeds of approximately $27.6 million from the sale of the Warrants to the Option Counterparty. The Warrants were sold in a private placement to the Option Counterparty pursuant to the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. The Warrant Transaction could separately have a dilutive effect to the extent that the market value per share of the Company’s common stock as measured over the applicable valuation period at the maturity of the Warrants exceeds the applicable strike price of the Warrants. However, subject to certain conditions, the Company may elect to settle the Warrants in cash.

If the initial purchasers exercise their option to purchase additional Notes, the Company may enter into an additional convertible note hedge transaction and an additional warrant transaction with the Option Counterparty.

The Convertible Note Hedge Transaction and the Warrant Transaction are separate transactions entered into by the Company with the Option Counterparty and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Convertible Note Hedge Transaction or the Warrant Transaction. The foregoing descriptions of the Convertible Note Hedge Transaction and the Warrant Transaction are qualified in their entirety by the copy of the Convertible Note Hedge Confirmation attached as Exhibit 10.2 to this Current Report on Form 8-K hereto and the Warrant Confirmation attached as Exhibit 10.3 to this Current Report on Form 8-K hereto, each of which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01. Other Events.

Exemption Under the Company’s Section 382 Rights Agreement

The Board of Directors of the Company has previously adopted a Section 382 Rights Agreement, dated as of October 31, 2013, between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”) to protect stockholder value by deterring acquisitions of the Company’s common stock that would potentially limit the Company’s ability to use its net operating loss carryforwards (“NOLs”) and other tax benefits, which may be used to reduce potential future income tax obligations. In general, the rights issued under the Rights Agreement impose a significant penalty to any person, together with its Affiliates (as defined in the Rights Agreement), that acquires 4.99% or more of the common stock of the Company, unless such person is an “Exempt Person” or is otherwise excluded from the Rights Agreement.

In connection with the Convertible Note Hedge Transaction and the Warrant Transaction, the Company has granted a limited exemption to the Option Counterparty and its affiliates and associates (collectively “JPMorgan”) under the Rights Agreement, following the determination by a designated committee of the Board of Directors of the Company that JPMorgan is an “Exempt Person” pursuant to Section 29 of the Rights Agreement.

Repayment of Term Loan

On June 17, 2014, the Company paid approximately $8.1 million to repay in full all outstanding principal and accrued interest on its term loan that was scheduled to mature on December 31, 2015. The term loan was secured by a lien on all assets of the Company excluding intellectual property, which the Company had agreed not to pledge to any other party.

Press Releases

On June 11, 2014, the Company issued a press release announcing its intention to offer $200 million aggregate principal amount of the Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of this press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

On June 12, 2014, the Company issued a press release announcing the pricing of its offering of $200 million aggregate principal amount of the Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of this press release is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Indenture, dated June 17, 2014, by and between ARIAD Pharmaceuticals, Inc. and Wells Fargo Bank, National Association, as trustee.

10.1	Purchase Agreement, dated June 12, 2014, by and between ARIAD Pharmaceuticals, Inc. and J.P. Morgan Securities LLC, as representative of the initial purchasers named therein.

10.2	Convertible Note Hedge Confirmation, dated June 12, 2014, by and between ARIAD Pharmaceuticals, Inc. and JPMorgan Chase Bank, National Association.

10.3	Warrant Confirmation , dated June 12, 2014, by and between ARIAD Pharmaceuticals, Inc. and JPMorgan Chase Bank, National Association.

99.1	Press Release, dated June 11 2014, Announcing Proposed Offering of the Convertible Senior Notes due 2019.

99.2	Press Release, dated June 12, 2014, Announcing Pricing of 3.625% Convertible Senior Notes due 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD Pharmaceuticals, Inc.

By:	/s/ Edward M. Fitzgerald
Edward M. Fitzgerald
Executive Vice President, Chief Financial Officer

Date: June 17, 2014